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Exhibit 4(f)

        EXECUTION COPY

July 3, 2002

Credit Suisse First Boston Corporation
Eleven Madison Avenue
New York, New York 10010-3629
As Representative of the several Initial Purchasers named below.

        Reference is made to the Purchase Agreement dated June 28, 2002 and the Registration Rights Agreement dated June 28, 2002 (collectively, the "Agreements") in each case among Aquila, Inc., a Delaware Corporation (the "Company"), and Credit Suisse First Boston Corporation as Representative of the several Initial Purchasers named therein in relation to the Company's proposed issuance of its 10 7/8% Senior Notes Due July 1, 2012. It is agreed that the Agreements are hereby amended to replace all references to the Company's 10 7/8% Senior Notes Due July 1, 2012 with the Company's 11 7/8% Senior Notes Due July 1, 2012.

Very Truly Yours,
AQUILA, INC.
By:	/s/ DAN STREEK Name: Title:
Confirmed as of the date first above mentioned on behalf of themselves and the other several Initial Purchasers named above
CREDIT SUISSE FIRST BOSTON CORPORATION
By:	/s/ JAMIE WELCH Name: Title:

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  Exhibit 4(f)